Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1, of our report dated June 28, 2019, relating to the balance sheet of Conyers Park II Acquisition Corp. as of May 13, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from May 2, 2019 (date of inception) through May 13, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 14, 2019